IMAX CORPORATION
Exhibit 21
Subsidiaries of IMAX Corporation
Significant and other major subsidiary companies of the Registrant, as at December 31, 2008, comprise of the following:

	Jurisdiction of	Percentage held
Name of Subsidiary	Organization	by Registrant
3183 Films Ltd.	Canada	100%
1329507 Ontario Inc.	Ontario	100%
6822967 Canada Ltd.	Canada	100%
6861806 Canada Ltd.	Canada	100%
7096267 Canada Ltd. (formerly 3D Sea II Ltd.)	Canada	100%
Ruth Quentin Films Ltd. (formerly Acorn Rain Productions Ltd.)	Canada	100%
Arizona Big Frame Theatres, L.L.C.	Arizona	100%
Big Engine Films Inc.	Delaware	100%
Conversion Films Ltd.	Canada	100%
Coral Sea Films Ltd.	Canada	100%
David Keighley Productions 70MM Inc.	Delaware	100%
Feathered Films Ltd.	Canada	100%
Great Ant Productions Ltd.	Canada	100%
IMAX (Netherlands) B.V.	Netherlands	100%
IMAX Chicago Theatre LLC	Delaware	100%
IMAX II U.S.A. Inc.	Delaware	100%
IMAX Indianapolis LLC	Indiana	100%
IMAX International Sales Corporation	Canada	100%
IMAX Japan Inc.	Japan	100%
IMAX Minnesota Holding Co.	Delaware	100%
IMAX Rhode Island Limited Partnership	Rhode Island	100%
IMAX Scribe Inc.	Delaware	100%
IMAX Space Ltd.	Ontario	100%
IMAX Space Productions Ltd.	Canada	100%
IMAX Theatre Holding Co.	Delaware	100%
IMAX Theatre Holdings (OEI), Inc.	Delaware	100%
IMAX Theatre Management Company	Delaware	100%
IMAX Theatre Services Ltd.	Ontario	100%
IMAX U.S.A. Inc.	Delaware	100%
Nellcote Pictures Ltd.	Canada	100%
Nyack Theatre LLC	New York	100%
7096216 Canada Ltd. (formerly Parker Pictures Ltd.)	Canada	100%
7096224 Canada Ltd. (formerly RPM Pictures Ltd.)	Canada	100%
Raining Arrows Productions Ltd.	Canada	100%
Ridefilm Corporation	Delaware	100%
Sacramento Theatre LLC	Delaware	100%
Sonics Associates, Inc.	Alabama	100%
Starboard Theatres Ltd.	Canada	100%
Tantus Films Ltd.	Canada	100%
7096259 Canada Ltd. (formerly Tantus II Films Ltd.)	Canada	100%
Taurus-Littrow Productions Inc.	Delaware	100%
The Deep Magic Company Ltd.	Canada	100%
Walking Bones Pictures Ltd.	Canada	100%